Exhibit 99.1

For Immediate Release:  November 15, 2006
Contact:  Jason A. Jenne
(901) 746-2005

True Temper Sports, Inc.
Announces 2006 Third Quarter & Year-To-Date Results

Results of Operations

Memphis, Tennessee…..November 15, 2006…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2006 third quarter and year-to-date results of operations.  Net sales for the third quarter decreased 15.8%, to $21.5 million from the $25.5 million recorded during the third quarter of 2005.  Net sales for the first nine months of 2006 decreased 7.1%, to $83.8 million from the $90.2 million recorded during the first nine months of 2005.  Adjusted EBITDA (defined below) for the third quarter decreased to $4.3 million from $7.6 million in the third quarter of 2005.  Adjusted EBITDA for the first nine months decreased to $20.6 million from $27.4 million in the first nine months of 2005.  The Company recorded a net loss for the 2006 third quarter and year-to-date periods of $4.1million and $6.1 million, respectively.  During the comparable third quarter and year-to-date periods of 2005 the Company recorded a net loss of $0.7 million and net income of $0.1 million, respectively.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “The golf industry as a whole continues to languish somewhat in 2006.  The number of new product launches from the market leading OEM’s is lower than the previous year, and also below expectations coming into the year as some launches have now been repositioned for 2007.  This cyclical downturn has been most prevalent in the iron and putter categories, as the major brands have implemented various promotions in the driver and fairway wood categories in an effort to spur demand for those products.  As a result, our most significant unit volume decline has been in the premium steel product group, where most of the shafts sold are used in higher end iron sets.  Of course, we are quite disappointed with our overall revenue performance through the first three quarters of 2006, but we do believe it is in line with the general market conditions for the industry, and despite the overall weakness there are actually several success stories buried beneath the surface.  Our graphite golf sales for the first nine months are at a five year high, riding the success of our Grafalloy ProLaunchTM series of high performance driver and iron shafts, and the success we have had in securing new stock OEM business during the past 12 to 18 months.  In addition, our year-to-date sales of performance sports products are up nearly 30% as our strategic diversification into the hockey and cycling markets continues to gain momentum.”

Mr. Hennessy continued, “With this overall decline in revenue we have seen a corresponding impact to our profitability; however, the impact has been significantly exacerbated by two factors.  First, the categories hardest hit by the recent golf industry malaise have been irons and putters, which creates a somewhat unfavorable product mix shift for True Temper, as our premium steel shafts are used in these types of clubs.  Second, we have been faced with the same commodity and energy price inflation that has negatively affected the industry and overall economy during 2006.  Prices for steel, nickel, carbon fiber and natural gas have all tracked substantially higher than the comparable periods in 2005.  We have reacted to these pressures on our profitability by enacting a number of productivity and cost control programs throughout our organization.  In some instances we are simply tightening our belt during this temporarily challenging environment, and in others we are actually changing the way we do business to be more cost efficient in future periods.”

Outlook

Commenting about the Company’s outlook for the future, Mr. Hennessy said, “From a revenue and unit sales volume perspective, the back half of 2006 has simply not shaped up as we or the industry had hoped.  The challenging market conditions that have been prevalent since the early part of the year have continued to cast a shadow over the golf market and, as a result, our performance.  The lack of exciting new product introductions in the golf equipment category will continue to affect our revenue through the fourth quarter; however, we do see some relief as we transition into 2007.  At this time, it would appear that both the number and quality of new introductions slated for 2007 is far above the current year levels.  While it is impossible to predict with certainly how the market will receive these new launches, we can say with confidence that we have never seen two consecutive years of weak market conditions for golf clubs.  This fact, along with the insight we have into the major new launches scheduled at some of the golf industry’s biggest brands, gives us confidence that 2007 will be a rebound year for both golf in general and for True Temper specifically.  In addition, we have several new shaft introductions planned, and the growth we are currently experiencing in our performance sports business is expected to progress throughout 2007, as we continue to secure new customers and take additional marketshare in the hockey and cycling categories.”

Mr. Hennessy continued, “The impact that the unit volume, product mix and commodity inflation has had on our bottom line during 2006 is simply unacceptable.  While some of the factors are outside of our control, we will be responding by redoubling our efforts in those areas that are under our control.  The productivity, quality and cost reduction initiatives we are currently implementing should yield beneficial results throughout 2007 and beyond, as we position the company to operate more efficiently in all market conditions.  In addition, we are anticipating some moderation in the negative impact from foreign currency fluctuations and commodity inflation during the coming year, as compared to the challenges faced in 2006.  Along with the results of our current cost control efforts, this should provide for improvements in gross profit and Adjusted EBITDA during 2007 and for several years thereafter.  As we move forward into 2007, we will be in a position to describe these key initiatives in more detail in future releases.”

Conference Call

True Temper management is scheduled to discuss the Company’s operating performance in a conference call on Thursday, November 16, 2006 at 2:00pm Eastern Time.  Interested parties may participate by calling 888-946-7793 or 517-308-9015 just prior to the start time.  Callers should request the “True Temper Earnings Call,” with the passcode “True Temper.”  A replay of the conference call will be available from approximately 5:00pm Eastern Time on November 16, 2006 until 11:59pm Eastern Time on November 23, 2006.  The replay may be accessed by calling 800-666-0214 or 203-369-3308.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2005 Annual Report on Form 10-K.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are non-GAAP measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands)

	Quarter Ended		Year-To-Date
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
NET SALES	$21,491	$25,520	$83,824	$90,188
Cost of sales	14,701	15,077	54,616	53,625
GROSS PROFIT	6,790	10,443	29,208	36,563

Selling, general and administrative expenses	3,277	3,598	10,760	11,733
Amortization of intangible assets	3,768	3,456	10,695	10,368
Business development, start-up costs and transition costs	1,040	37	2,163	172
OPERATING INCOME (LOSS)	(1,295)	3,352	5,590	14,290

Interest expense, net	5,299	4,408	15,162	13,934
Other expenses (income), net	15	(66)	63	(33)
INCOME (LOSS) BEFORE INCOME TAXES	(6,609)	(990)	(9,635)	389

Income tax expense (benefit)	(2,463)	(329)	(3,514)	296
NET INCOME (LOSS)	$(4,146)	$(661)	$(6,121)	$93

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	October 1,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$962	$4,733
Receivables, net	15,671	17,949
Inventories	25,233	19,633
Prepaid expenses and other current assets	3,517	3,830
Total current assets	45,383	46,145

Property, plant and equipment, net	14,772	12,210
Goodwill	150,883	150,883
Intangible assets, net	136,887	132,629
Other assets	6,480	6,188
Total assets	$354,405	$348,055

LIABILITIES & STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,257	$245
Accounts payable	8,378	4,410
Accrued expenses and other current liabilities	7,806	9,896
Total current liabilities	17,441	14,551

Deferred tax liabilities	855	4,531
Long-term debt, net of current portion	234,463	220,480
Other liabilities	8,005	8,729
Total liabilities	260,764	248,291

STOCKHOLDER’S EQUITY
Common stock — par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	111,943	111,943
Accumulated deficit	(17,051)	(10,930)
Accumulated other comprehensive loss, net of taxes	(1,251)	(1,249)
Total stockholder’s equity	93,641	99,764
Commitments and contingent liabilities	—	—
Total liabilities and stockholder’s equity	$354,405	$348,055

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Year-To-Date
	October 1,	October 2,
	2006	2005
OPERATING ACTIVITIES	$(6,121)	$93
Net income (loss)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,766	2,025
Amortization of deferred financing costs	1,015	1,088
Amortization of intangible assets	10,695	10,368
Loss (gain) on disposal of property, plant and equipment	25	(57)
Deferred income taxes	(3,676)	99
Changes in operating assets and liabilities, net	(1,043)	(3,107)
Net cash provided by operating activities	2,661	10,509

INVESTING ACTIVITIES
Purchase of property, plant, equipment and certain assets	(19,803)	(1,898)
Proceeds from sale of property, plant and equipment	—	784
Other investing activity	(103)	—
Net cash used in investing activities	(19,906)	(1,114)

FINANCING ACTIVITIES
Proceeds from issuance of bank debt	18,000	—
Principal payments on bank debt	(3,005)	(10,000)
Payment of debt issuance costs	(1,057)	—
Other financing activity	(464)	(187)
Net cash provided by (used in) financing activities	13,474	(10,187)

Net increase decrease in cash and cash equivalents	(3,771)	(792)
Cash and cash equivalents at beginning of period	4,733	3,337
Cash and cash equivalents at end of period	$962	$2,545

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus depreciation and amortization of intangible assets.  Adjusted EBITDA represents EBITDA plus business development, start-up and transition costs, transaction and reorganization expenses, impairment charges on long lived assets, the 2004 inventory fair value adjustment, loss on early extinguishment of long-term debt, initial Sarbanes-Oxley compliance costs, and management service fees.  Not all adjustments described are applicable to the periods identified in the tables below.

EBITDA and Adjusted EBITDA for the periods indicated are calculated as follows:

	Quarter Ended		Year-To-Date
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Operating income (loss)	$(1,295)	$3,352	$5,590	$14,290
Plus:
Depreciation	621	676	1,766	2,025
Amortization of intangible assets	3,768	3,456	10,695	10,368
EBITDA	3,094	7,484	18,051	26,683
Plus:
Business development, start-up and transition costs	1,040	37	2,163	172
Sarbanes-Oxley initial compliance costs	10	—	10	219
Management services fee	125	125	375	375
Adjusted EBITDA	$4,269	$7,646	$20,599	$27,449

EBITDA and Adjusted EBITDA reconciled to net cash provided by operating activities

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by operating activities for the periods indicated:

	Quarter Ended		Year-To-Date
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Adjusted EBITDA	$4,269	$7,646	$20,599	$27,449
Cash interest payments	(7,446)	(6,923)	(16,670)	(15,528)
Cash income tax payments	53	(46)	(20)	12
Business development, start-up and transition costs	(1,040)	(37)	(2,163)	(172)
Management services fee	(125)	(125)	(375)	(375)
Changes in working capital requirements and other	3,400	449	1,290	(877)
Net cash provided by (used in) operating activities	$(889)	$964	$2,661	$10,509